ETF Opportunities Trust 485BPOS

Exhibit 99.(p)(3)

Vident Advisory, LLC and

Vident Investment Advisory, LLC

Code of Ethics

October 12, 2022

INTRODUCTION	3

1.	OVERVIEW		4
	1.1	Code of Ethics	4
	1.2	Standards of Business Conduct	4
	1.3	Applicability of this Code of Ethics	4
	1.4	Reporting Person Duties	4
	1.5	Reporting Persons’ Obligation to Report Violations	5
	1.6	Vident’s Duties and Responsibilities to Reporting Persons	5
	1.7	Fund Board Reporting	6
	1.8	Recordkeeping	6

2.	REPORTABLE PERSONAL SECURITIES TRANSACTIONS		6
	2.1	Resolving Conflicts of Interest	6
	2.2	Reportable Securities Accounts and Transactions	6
	2.3	New Accounts	7
	2.4	Trading Restrictions and Prohibitions	8
	2.5	How to Pre-Clear Reporting Personal Securities Transactions	9
	2.6	Summary of What Reporting Persons and Their Immediate Family Need to Report Quarterly and Pre-Clear	10
	2.7	Ban on Short-Term Trading	11
	2.8	Employee Compensation Related Accounts	11

3.	CODE VIOLATIONS	12

3.1	Investigating Code Violations	12

3.2	Penalties	12

3.3	Dismissal and/or Referral to Authorities	13

3.4	Exceptions to the Code	13

APPENDIX A - DEFINITIONS	14

APPENDIX B - REPORTABLE FUNDS	18

APPENDIX C - ADDITIONAL POLICIES AND PROCEDURES	19

-	INSIDER TRADING	19

-	GIFTS AND ENTERTAINMENT	23

-	POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS	25

-	OUTSIDE BUSINESS ACTIVITIES, PRIOR WORK ARRANGEMENTS, & IDEA-SHARING WEBSITES	28

INTRODUCTION

This Vident Code of Ethics (“Code”) applies to employees, directors, and officers of the following Covered Companies, which may be referred to collectively herein as “Vident”:

1.	Vident Advisory, LLC, (“VA”) a Securities and Exchange Commission (“SEC”) registered investment adviser

2.	Vident Investment Advisory, LLC (“VIA”), an SEC-registered investment adviser

3.	Vident Financial, LLC (“VF”), the parent company of VA and VIA

This Code does not apply to any other entities.

Please refer to Appendix A for the definitions of capitalized terms that are not otherwise defined in the Code.

1.	OVERVIEW

1.1	Code of Ethics

Vident has adopted this Code pursuant to Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 Act, as amended (the “1940 Act”). This Code establishes standards of business conduct and outlines the policies and procedures that Reporting Persons (as defined in Appendix A) must follow to prevent fraudulent, manipulative, or improper practices or transactions. This Code is maintained and administered by Vident’s Chief Compliance Officer (“CCO”) and Compliance Designees. The CCO and Compliance Designees are collectively referred to herein as the “Code Team.”

1.2	Standards of Business Conduct

Reporting Persons must always observe the highest standards of business conduct and follow all applicable laws and regulations. Reporting Persons may never:

•	Use any device, scheme, or artifice to defraud a client;

•	Make any untrue statement of a material fact to a client or mislead a client by omitting to state a material fact;

•	Engage in any act, practice or course of business that would defraud or deceive a client;

•	Engage in any manipulative practice with respect to a client;

•	Engage in any inappropriate trading practices, including price manipulation; or

•	Engage in any transaction or series of transactions that may give the appearance of impropriety.

This Code does not attempt to identify all possible fraudulent, manipulative, or improper practices or transactions, and literal compliance with each of its specific provisions will not shield Reporting Persons from liability for personal trading or other conduct that violates a fiduciary duty to clients.

1.3	Applicability of this Code of Ethics

“Reporting Persons” are subject to all provisions of this Code.

All references to “Reporting Persons” in the guidelines, prohibitions, restrictions, and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members (as defined in Appendix A) of such persons. “You” or “your” should be interpreted to refer, as the context requires, to Reporting Persons and/or the Immediate Family Members of such persons.

For the avoidance of doubt, all employees of a Covered Company are Reporting Persons. Non-employee directors or officers of a Covered Company are not deemed Reporting Persons as they are not involved in the day-to-day management of any Covered Company and are not privy to Material Non-Public Information regarding Vident Client Account transactions or holdings.

1.4	Reporting Person Duties

As a Reporting Person, you are expected to:

•	Be ethical;

•	Act professionally;

•	Exercise independent judgment;

•	Comply with applicable Federal Securities Laws;

•	Avoid, mitigate, or appropriately resolve conflicts of interest, and situations which create the perception of a conflict of intertest. A conflict of interest exists when financial or other incentives motivate a Reporting Person to place their or Vident’s interest ahead of a Vident Client Account. For more information on conflicts of interest, see Section 2.1 of this Code and other applicable VA or VIA conflicts of interest policies;

•	Promptly report violations or suspected violations of the Code and/or any Vident compliance policy to the Code Team; and

•	Cooperate fully, honestly and in a timely manner with any Code Team investigation or inquiry.

Reporting Persons are required to submit all requests and reports to the Code Team via ComplianceAlpha, the transaction monitoring system for the Code.

In addition to ComplianceAlpha, Reporting Persons can contact the Code Team for requests, assistance, and ad- hoc issues.

Training for ComplianceAlpha will be provided to Reporting Persons by the Code Team.

All Reporting Persons, as a condition of employment, must certify electronically within ComplianceAlpha (or in writing) receipt of this Code and certify, within 10 calendar days of becoming subject to the Code, upon material amendment, and annually thereafter, that they have read, understand, and will comply with the Code. Violations of the Code may result in disciplinary actions, including disgorgement, fines and even termination, as determined by the Code Team.

The Code and your fiduciary obligations generally require you to put the interests of Vident clients ahead of your own. The Code Team may review and take appropriate action concerning instances of conduct that, while not necessarily violating the letter of the Code, give the appearance of impropriety.

1.5	Reporting Persons’ Obligation to Report Violations

Reporting Persons are expected to report any concerns regarding ethical business conduct, suspected or actual violations of the Code, or any non-compliance with applicable laws, rules, or regulations to the Code Team (please also see the respective Covered Company’s Whistleblower Policy). Reports will be treated confidentially to the extent reasonably possible and will be investigated promptly and appropriately. No retaliation may be taken against a Reporting Person for providing information in good faith about such violations or concerns.

Examples of violations or concerns that Reporting Persons are expected to report include, but are not limited to:

•	Fraud or illegal acts involving any aspect of our business;

•	Concerns about accounting, auditing, or internal accounting control matters;

•	Material omissions or misstatements in SEC filings; and

•	Any activity that is prohibited by the Code.

1.6	Vident’s Duties and Responsibilities to Reporting Persons

To help Reporting Persons comply with this Code, the Code Team will:

•	Identify and maintain current listings of Reporting Persons;

•	Notify Reporting Persons in writing of their status as such and the Code requirements;

•	Make a copy of the Code available and require initial, upon material amendment, and annual certifications that Reporting Persons have read, understand, and will comply with the Code;

•	Make available a revised copy of the Code if there are any material amendments to it (and, to the extent possible, prior to their effectiveness) and require Reporting Persons to certify in writing (or electronically) receipt, understanding, and compliance with the revised Code;

•	From time to time, provide training sessions to facilitate compliance with and understanding of the Code and keep records of such sessions and the Reporting Persons in attendance; and

•	Review the Code at least once a year to assess its adequacy and effectiveness.

1.7	Fund Board Reporting

On a quarterly basis, the Code Team shall submit to the respective relevant board of the applicable Reportable Funds (the “Boards”) a written report describing violations of or waivers from the Code and any sanctions imposed in response to violations.

Vident will provide the Boards a copy of this Code before being retained for its services and within six months of any material changes of this Code.

1.8	Recordkeeping

This Code, a record of each violation of the Code and any action taken as a result of the violation, a copy of each report and certification/acknowledgment made by a Reporting Person pursuant to the Code, lists of all persons required to make and/or review reports under the Code within the past five years, and a copy of any pre-clearance given or requested pursuant to the Code shall be preserved with the applicable Covered Company’s records, as appropriate, for the periods and in the manner required by the Advisers Act and the 1940 Act.

2.	REPORTABLE PERSONAL SECURITIES TRANSACTIONS

2.1	Resolving Conflicts of Interest

When engaging in Reportable Securities Transactions and transactions in Cryptocurrency, there might be conflicts between the interests of a Vident Client Account and a Reporting Person’s personal interests. Any conflicts that arise in connection with such Reportable Securities Transactions and transactions in Cryptocurrency must be resolved in a manner that does not inappropriately benefit the Reporting Person or adversely affect Vident Client Accounts. Reporting Persons shall always place the financial interests of the Vident Client Accounts before personal financial and business interests.

Examples of inappropriate resolutions of conflicts are:

•	Taking an investment opportunity away from a Vident Client Account to benefit a portfolio or personal account in which a Reporting Person has Beneficial Ownership;

•	Using your position to take advantage of available investments for yourself;

•	Front running a Vident Client Account by trading in Reportable Securities (or Equivalent Securities) or Cryptocurrency ahead of the Vident Client Account;

•	Taking advantage of information or using Vident Client Account portfolio assets to affect the market in a way that personally benefits you or a portfolio or personal account in which you have Beneficial Ownership; and

•	Engaging in any other behavior determined by the Code Team to be, or to have the appearance of, an inappropriate resolution of a conflict.

2.2	Reportable Securities Accounts and Transactions

Reporting Persons must report all Reportable Securities Accounts and Reportable Securities Transactions to the Code Team via ComplianceAlpha (see Section 1.4). Reportable Securities Accounts include accounts of Immediate Family Members and accounts in which a Reporting Person is a Beneficial Owner. There are three types of reports: (1) an initial holdings report that is filed upon becoming a Reporting Person or establishing any Reportable Securities Account, (2) a quarterly transaction report, and (3) an annual holdings report.

Each broker-dealer, bank, or fund company, where a Reporting Person has a Reportable Securities Account will be required to setup their accounts in ComplianceAlpha, so they are received electronically. All accounts that have the ability to hold Reportable Securities must be included even if the account does not have holdings of Reportable Securities at the time of reporting.

1.	Initial Holdings Report. Within 10 business days of becoming a Reporting Person:

•	All Reportable Securities Accounts and Managed Accounts, including broker name and account number information must be reported by each Reporting Person to the Code Team via ComplianceAlpha.

•	A recent statement (electronic or paper) for each Reportable Securities Account and Managed Account that cannot be linked to ComplianceAlpha must be submitted by each Reporting Person to the Code Team.

•	All holdings of Reportable Securities in Reportable Securities Accounts and Managed Accounts must be inputted by each Reporting Person into an Initial Holdings Report via ComplianceAlpha. The information in the report must be current as of a date no more than 45 calendar days prior to the date of becoming a Reporting Person.

2.	Quarterly Transactions Reports. Within 30 calendar days of each calendar quarter end:

•	Each Reporting Person must submit via ComplianceAlpha to the Code Team a report showing all Reportable Securities Transactions made in his/her Reportable Securities Accounts during the quarter. A request for this report will be generated by ComplianceAlpha with notification of due dates and sent to Reporting Persons via email. A report must be submitted by each Reporting Person even if there were no Reportable Securities Transactions during the quarter.

•	Each Reporting Person must certify as to the correctness and completeness of this report.

•	This report and certification must be submitted to the Code Team within 30 calendar days of the previous quarter end.

3.	Annual Holdings Reports. Within 30 calendar days of each calendar year end:

•	All holdings of Reportable Securities in all Reportable Securities Accounts must be reported by each Reporting Person to the Code Team via ComplianceAlpha. The information in the report must be current as of a date no more than 45 calendar days prior to when you submit the report.

•	Each Reporting Person must certify as to the correctness and completeness of this report.

•	This report and certification must be submitted to the Code Team within 30 calendar days of the previous year end.

2.3	New Accounts

Each Reporting Person must report a Reportable Securities Account (including those of Immediate Family Members) to the Code Team within 10 business days of receiving the account number or prior to executing a transaction requiring pre-clearance, whichever occurs first. Each Reporting Person wanting to establish a Managed Account (as discussed below) must contact the Code Team prior to the account’s opening and reporting in ComplianceAlpha and ensure all required documents have been provided to the Code Team .

Confidentiality

Vident will use reasonable efforts to ensure that the electronic reports submitted to the Code Team as required by this Code are kept confidential. Reports required to be submitted pursuant to the Code will be selectively reviewed by the Code Team and possibly senior executives or legal counsel on a periodic basis to seek to identify improper trading activity or patterns of trading and to otherwise seek to verify compliance with this Code. Data and information may be provided to Reportable Fund officers and Boards and will be provided to government authorities upon request or others if required to do so by law or court order.

Managed Accounts

As specified in Rule 204A-1, Reporting Persons are not required to submit any report with respect to securities held in accounts over which they have “no direct or indirect influence or control.”

For an account to qualify as a Managed Account, it must meet the following criteria:

•	Reporting Persons have no direct or indirect influence or control over the account;

•	If the Reporting Person’s control over the account should change in any way, he or she will immediately notify the Code Team in writing of such a change and will provide any required information regarding holdings and transactions in the account pursuant to the Rule 204A-1 and this Code; and

•	The Reporting Person will agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements) made in the account at the request of the Code Team. Where reasonable, such Managed Account should be reported via ComplianceAlpha.

This includes accounts known as “Robo Advisor” accounts where account investments and reallocations are done through an automated platform without human involvement.

In order for an account to be coded in ComplianceAlpha as a Managed Account, documentation from the person or entity managing the account must be submitted to the Code Team for review and support that the Reporting Person will not be able to influence or control Reportable Securities Transactions. Further, the Reporting Person must complete an ‘Exempt Accounts Certification’ initially upon reporting of the account and annually thereafter.

2.4	Trading Restrictions and Prohibitions

A.	Reporting Persons. All Reporting Persons and their Immediate Family Members must comply with the following trading restrictions and prohibitions:

●	Reportable Securities. All Reporting Persons must pre-clear transactions of certain Reportable Securities in Reportable Securities Accounts as described in the table that follows in Section 2.6.

●	Same Day Trading. Reporting Persons who are involved with the management of a Vident Client Account generally are prohibited from trading the same Reportable Security in a Reportable Securities Account on the same day as the Vident Client Account that they manage.

●	Vident Index Rebalances. Reporting Persons who are members of the Vident Index Policy Committee (“VIPC”) are prohibited from transacting in Reportable Securities in Reportable Securities Accounts three business days before, and the day of, a Vident sponsored index rebalance.

●	De Minimis Values for Trading. If a Reporting Person’s trade request in ComplianceAlpha meets the following criteria it will be automatically approved notwithstanding the above: (i) fewer than 750 shares, (ii) less than $20,000 total, and (iii) an issuer market capitalization of more than $6,000,000,000. If the trade request does not meet all three of these criteria, it will be flagged in ComplianceAlpha for further review by the Code Team. The Code Team will notify the Reporting Person via ComplianceAlpha if the trade has been approved or denied.

●	IPOs, Private Placements, and Initial Coin Offerings (“ICO”). Reporting Persons are prohibited from purchasing shares in an IPO and from purchasing virtual “coins” or “tokens” in an ICO. Reporting Persons may, subject to pre-clearance requirements, purchase shares in a Private Placement.

●	Exchange-Traded Funds (“ETFs”). All Reporting Persons must disclose and report all holdings in ETFs. Purchases and sales of ETFs require pre-clearance.

●	Short Securities. Selling securities short (or any derivative having the same economic effect as a short sale) are prohibited.

●	Investment Clubs. Reporting Persons may not participate in the activities of an investment club.

●	Attempts to Manipulate the Market. Reporting Persons must not execute any transactions intended to raise, lower, or maintain the price of any Reportable Security or to create a false appearance of active trading.

●	Currency Accounts (including Cryptocurrencies). Reporting Persons do not need to report accounts established to hold foreign currency or Cryptocurrencies, provided no Reportable Securities can be held in the account. Purchases and sales of Cryptocurrencies require pre-clearance as addressed in Section 2.5.

2.5	How to Pre-Clear Reporting Personal Securities Transactions

Reporting Persons must follow the steps below to pre-clear trades for themselves and their Immediate Family Members:

1.	Request Authorization. A request for authorization of a transaction that requires pre- clearance must be entered using ComplianceAlpha (with the exception of Cryptocurrency, see below). Reporting Persons may only request pre-clearance for market orders or same day limit orders. Verbal pre-clearance requests are not permitted.

2.	Have the Request Reviewed and Approved. After receiving the electronic request, the Code Team via ComplianceAlpha will notify Reporting Persons if the trade has been approved or denied.

3.	Trading in Cryptocurrency. Notwithstanding the foregoing, purchases and sales of Cryptocurrency must be pre-approved via email to the Code Team. The email should detail the Cryptocurrency to be traded, intended trade date, purchase or sale, and quantity. Cryptocurrency approval requests may be approved for multiple-day windows on weekends only (for example, Reporting Persons may request approval for a transaction with a window of Friday to Sunday). For clarity, this does not include any use of the Cryptocurrency as payment for goods or services.

The Code Team will respond via email with its approval or denial of Cryptocurrency transaction requests.

The Code Team reserves the right to request Cryptocurrency transaction history from Reporting Persons.

4.	Trading in Foreign Markets. A request for pre-clearance of a transaction in a local foreign market that has already closed for the day may be granted with authorization to trade on the following day because of time zone considerations. Approval will only be valid for that following trading day in that local foreign market.

5.	Approval of Transactions.

•	The Request May be Refused. The Code Team may refuse to authorize a Reporting Person’s Reportable Personal Securities Transaction or Cryptocurrency transaction and need not give an explanation for the refusal. Reasons for refusing your Reportable Securities Transactions or Cryptocurrency transaction may be confidential.

•	Authorizations Expire. Any transaction authorization is effective until the close of business of the same trading day for which the authorization is granted (unless the authorization is revoked earlier or as otherwise noted for Cryptocurrency transaction above). If the order for the transaction is not executed within that period, you must obtain a new pre-clearance authorization before placing a new transaction order.

2.6	Summary of What Reporting Persons and their Immediate Family Need to Report Quarterly and Pre-Clear

The table below serves as a reference to use in determining what Reporting Persons need to report on quarterly transactions reports and must pre-clear when executing a trade. If you have questions about any types of Securities not shown below, please contact a member of the Code Team listed in Appendix B.	Report?	Pre-Clear?

Banker’s Acceptances, bank certificates of deposit, commercial paper & High- Quality Short-Term Debt Instruments, including repurchase agreements	No	No
Closed-End Funds	Yes	Yes
Corporate Debt Securities	Yes	Yes
Cryptocurrency	No	Yes
Equity Securities	Yes	Yes
ETFs and options on ETFs	Yes	Yes
European Union (“EU”) and United Kingdom (“UK”) domiciled and listed ETFs under the Undertakings Collective investment in Transferrable Securities (“UCITS”) regime	Yes	Yes
Futures on Commodities	Yes	No
Futures on Cryptocurrencies	Yes	Yes
Futures on a Reportable Security and a narrow-based security index	Yes	Yes
Gifting Reportable Securities to any account outside your Reportable Securities Account	Yes	Yes
Initial Public Offering	Prohibited	Prohibited
Investment Trusts	Yes	Yes
Money Market Mutual Funds	No	No
Money Market Funds that are a UCITS, UK open-ended investment company (“OEIC”), or UK unit trust	No	No
Municipal Bonds	Yes	Yes
Mutual Funds not managed by a Covered Company	No	No
UCITS, OEICS, or UK unit trusts not managed by a Covered Company	No	No
Options on Reportable Securities and on commodity futures contracts	Yes	Yes
Private Placements	Yes	Yes
Receipt of Reportable Securities as a gift	Yes	No
Reportable Securities purchased through Automated Investment Plans	Yes	Yes (initial plan and any adjustments thereto)
Short Term Cash Equivalents	No	No
Transactions in Managed Accounts (including Robo advisor accounts)	Yes	No
Transactions in 401(k) plans that do not and cannot hold Reportable Funds or Reportable Securities	No	No
Transactions in UK pension plans including self-invested pension plans that do not and cannot hold Reportable Funds or Reportable Securities	No	No
Transactions in 529 Plans	Yes	No
U.S. Government Bonds (direct obligations)	No	No
U.S. Treasuries/Agencies (direct obligations)	No	No
Securities issued by the UK National Savings and Investments	No	No
Virtual Coins or Tokens acquired through an ICO or those acquired through a secondary token offering	Prohibited	Prohibited

2.7	Ban on Short-Term Trading

There is a ban on short-term trading. Reporting Persons are not permitted to buy and sell, or sell and buy, the same Reportable Security (or Equivalent Security) that has been pre-cleared within 30 calendar days; this will be considered short-term trading.

•	This prohibition is measured on a Last in – First out (“LIFO”) basis.

•	Pre-clearance requests will be automatically denied in ComplianceAlpha if they are within the 30-day holding period.

Reporting Persons may be required to disgorge any profits the Reporting Person makes from any sale before the 30- day period expires.

The ban on short-term trading does not apply to transactions that involve:

•	Reportable Securities not requiring pre-clearance (e.g., mutual funds that are not Reportable Funds, although they typically impose their own restrictions on short-term trading);

•	Commodities, futures (including currency futures), options on futures and options on currencies;

•	Automated purchases and sales that were done as part of an Automatic Investment Plan. However, any self- directed purchases or sales outside the pre-set schedule or allocation of the Automatic Investment Plan, or other changes to the pre-set schedule or allocation of the Automatic Investment Plan, within a 30-day holding period, are subject to the 30-day ban on short term trading;

•	Cash sweep vehicles, including money market funds;

•	Transactions in Managed Accounts; or

•	Cryptocurrency.

2.8	Employee Compensation Related Accounts

Initial Holding Report (to be submitted in ComplianceAlpha):

•	Reporting Persons who have an established Vident Simple IRA are required to report their balances in Reportable Funds or Reportable Securities as part of the Initial Holdings Reporting process.

•	401(k) Plans and IRA’s that are external to Vident are required to be reported if the 401(k) Plan or IRA is capable of holding Reportable Funds or Reportable Securities.

Quarterly Transaction Report (to be submitted in ComplianceAlpha):

•	Reporting Persons are required to report self-directed transactions in Reportable Funds or Reportable Securities in a Vident Simple IRA that occurred outside of the previously reported investment allocations.

•	Reporting Persons are required to report transactions in Reportable Funds or Reportable Securities in 401(k) plans or IRAs held outside of Vident.

•	Reporting Persons are not required to report bi-weekly payroll contributions, periodic company matches, or profit-sharing contributions.

Annual Holdings Report (to be submitted in ComplianceAlpha):

•	Reporting Persons are required to update their holdings in a Vident Simple IRA in their Annual Holdings Report

•	If an external 401(k) account or IRA holds Reportable Funds or Reportable Securities, Reporting Persons are required to update these holdings in their Annual Holdings Report.

3.	CODE VIOLATIONS

3.1	Investigating Code Violations

The Code Team is responsible for investigating any suspected violation of the Code. This includes not only instances of violations against the letter of the Code, but also any instances that may give the appearance of impropriety. Reporting Persons are expected to respond to Code Team inquiries promptly. The Code Team is responsible for reviewing the results of any investigation of any reported or suspected violation of the Code. The Code Team will report the results of each investigation to the CCO. Violations of the Code may also be reported to the Reporting Person’s supervisor.

3.2	Penalties

The Code Team is responsible for deciding whether a violation is minor, substantive, or serious. In determining the seriousness of a violation of the Code, the Code Team will consider the following factors, among others and will escalate as needed to the CCO:

•	The degree of willfulness of the violation;

•	The severity of the violation;

•	The extent, if any, to which a Reporting Person profited or benefited from the violation;

•	The adverse effect, if any, of the violation on a Covered Company or a Vident Client Account; and

•	The Reporting Person’s history of prior violation(s) of the Code.

For purposes of imposing sanctions, violations generally will be counted on a rolling 24-month period. However, the Code Team (in consultation with the CCO) reserves the right to impose a more severe sanction/penalty depending on the severity of the violation and/or taking into consideration violations dating back more than 24 months.

Any offenses as described below will be reportable to the Boards. Penalties will be imposed as follows:

Minor Offenses:

•	First minor offense – First written notice.

•	Second minor offense – Second written notice.

•	Third minor offense – One-month ban on all personal trading, fine, disgorgement and/or other action.

Minor offenses may include, but are not limited to, the following: failure to timely submit quarterly transaction reports, failure to timely complete assigned training, failure to submit signed electronic acknowledgments of Code forms and certifications, and conflicting pre-clearance request dates versus actual trade dates or other pre-clearance request errors.

Substantive Offenses:

•	First substantive offense – Written notice, fine, disgorgement and/or other action.

•	Second substantive offense – Three-month ban on all personal trading, fine, disgorgement and/or other action.

•	Third substantive offense – Six-month ban on all personal trading, fine, disgorgement and/or other action.

Substantive offenses may include, but are not limited to, the following: unauthorized purchase/sale of Reportable Securities as outlined in the Code, violations of short-term trading holding period (30-day rule, excluding cryptocurrency), failure to request pre-clearance of transactions as required by the Code, and failure to timely report a Reportable Securities Account. Other actions that may be taken in response to a substantive offense may include termination of employment and/or referral to authorities, depending on the seriousness of the offense.

Serious Offenses:

Engaging in insider trading or related illegal and prohibited activities such as “front running” and “scalping” is considered a “serious offense.” Vident will take appropriate steps, which may include fines, termination of employment and/or referral to governmental authorities for prosecution. The Code Team will immediately inform the CCO of any serious offenses.

Exceptions:

The Code Team may deviate from the penalties listed in the Code where the CCO determines that a more or less severe penalty is appropriate based on the specific circumstances of that case. For example, a first substantive offense may warrant a more severe penalty if it follows two minor offenses. Any deviations from the penalties listed in the Code, and the reasons for such deviations, will be documented and/or maintained in the Code files.

3.3	Dismissal and/or Referral to Authorities

Repeated violations or a flagrant violation of the Code may result in immediate dismissal from employment. In addition, the Code Team, the CCO, and/or senior management may determine that a single flagrant violation of the law, such as insider trading, will result in immediate dismissal and referral to authorities.

3.4	Exceptions to the Code

The Code Team is responsible for enforcing the Code. The Code Team may grant certain exceptions to the Code, provided any requests and any approvals granted must be submitted and obtained, respectively, in advance and in writing. The Code Team may refuse to authorize any request for exception under the Code and is not required to furnish any explanation for the refusal.

APPENDIX A – DEFINITIONS

General Note:

The definitions and terms used in the Code are intended to mean the same as they do under the Advisers Act and the 1940 Act. If a definition hereunder conflicts with the definitions in the Advisers Act and the 1940 Act, or if a term used in the Code is not defined, you should follow the definitions and meanings in the Advisers Act and the 1940 Act.

Automatic Investment Plan	A program that allows a person to purchase or sell Reportable Securities, automatically and on a regular basis in accordance with a pre-determined schedule and allocation, without any further action by the person. An Automatic Investment Plan includes a SIP (systematic investment plan), SWP (systematic withdrawal plan), SPP (stock purchase plan), DRIP (dividend reinvestment plan), or employer-sponsored plan subject to such a program.

Beneficial Owner	You are the “beneficial owner” of any Reportable Securities in which you have a direct or indirect Financial or Pecuniary Interest, whether or not you have the power to buy and sell, or to vote, the securities.

In addition, you are the “beneficial owner” of Reportable Securities in which an Immediate Family Member has a direct or indirect Financial or Pecuniary Interest, whether or not you or the Immediate Family Member has the power to buy and sell, or to vote, the Reportable Securities. For example, you have Beneficial Ownership of securities in trusts of which Immediate Family Members are beneficiaries.

You are also the “beneficial owner” of Reportable Securities in any account, including but not limited to those of relatives, friends, and entities in which you have a non-controlling interest or over which you or an Immediate Family Member exercise investment discretion. Such accounts do not include accounts you manage on behalf of a Covered Company.

Control	The power to exercise a controlling influence over the management or policies of a company unless the power is solely the result of an official position with such company. Owning 25% or more of a company’s outstanding voting securities is presumed to give you control over the company. (See Section 2(a)(9) of the 1940 Act for a complete definition.)

Covered Companies	Vident Advisory, LLC, Vident Investment Advisory, LLC, and Vident Financial, LLC.

Cryptocurrency	A digital or virtual currency that is secured by cryptography, which makes it nearly impossible to counterfeit or double-spend. Generally based on a network that is distributed across a large number of computers. Includes, but not limited to, Avalanche, Bitcoin, Cardano, Dash, Dogecoin, Ethereum, Litecoin, Polkadot, Solana, Tether, and Tron.

Equivalent Security	Any Reportable Security issued by the same entity as the issuer of a subject security that is convertible into the equity security of the issuer. Examples include, but are not limited to, options, rights, stock appreciation rights, warrants and convertible bonds.

Federal Securities Laws	The Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, Title V of the Gramm- Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

Financial or Pecuniary Interest	The opportunity for you or your Immediate Family Member, directly, or indirectly, to profit or share in any profit derived from a transaction in the subject Reportable Securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of Reportable Securities to reach the substance of a particular arrangement. You not only have a Financial or Pecuniary Interest in Reportable Securities held by you for your own benefit, but also Reportable Securities held (regardless of whether or how they are registered) by others for your benefit, such as Reportable Securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any interest in any Reportable Security owned by an entity directly or indirectly controlled by you, which may include corporations, partnerships, limited liability companies, trusts and other types of legal entities. You or your Immediate Family Member likely have a Financial or Pecuniary Interest in:

•	Your accounts or the accounts of Immediate Family Members;

•	A partnership or limited liability company if you or an Immediate Family Member is a general partner or a managing member;

•	A corporation or similar business entity if you or an Immediate Family Member has or shares investment control; or

•	A trust if you or an Immediate Family Member is a beneficiary.

Immediate Family Member	Any of the following persons, including any such relations through adoption, who reside in the same household with you:

• spouse	• grandparent	• mother-in-law

• domestic partner	• grandchild	• father-in-law

• parent	• brother	• daughter-in-law

• stepparent	• sister	• son-in-law

• child		• sister-in-law

• stepchild		• brother-in-law

Immediate Family Member also includes any other relationship that the Code Team determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety.

All references to “Reporting Persons” in the guidelines, prohibitions, restrictions, and duties set forth in the Code should be interpreted to also refer, as the context requires, to Immediate Family Members of such persons.

Investment Club	An investment club is a group of people who pool their money to make investments. Usually, investment clubs are organized as partnerships and, after the members study different investments, the group decides to buy or sell based on a majority vote of the members. Club meetings may be educational and/or each member may actively participate in investment decisions.

IPO	An initial public offering, or the first sale of a company’s securities to public investors. Specifically, it is an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

Managed Account	Any account for which the holder gives, in writing, his or her broker or someone else (Other than another Reporting Person) the authority to buy and sell Reportable Securities, either absolutely or subject to certain restrictions, other than pre-approval by any Reporting Person. In other words, the holder gives up the right to decide what Reportable Securities are bought or sold for the account.

Non-Public Information	Any information that is not generally available to the general public in widely disseminated media reports, SEC filings, public reports, or similar publications or sources.

Private Placement	An offering, including an ICO, that is exempt from registration under Section 4(a)(2) or 4(6) of the Securities Act of 1933, as amended, or Rule 504, Rule 505, or Rule 506 thereunder. Shall extend to offerings made and/or domiciled in foreign jurisdictions such as, but not limited to, Bermuda, European Union, British Virgin Islands, Cayman Islands, and Jersey.

Purchase or Sale of a Security	In addition to any acquisition or disposition of a Reportable Security for value, a Purchase or Sale of a Reportable Security includes, among other things, the receipt or giving of a gift or writing of an option to purchase or sell a Reportable Security.

Reportable Fund	Any investment company registered under the 1940 Act, for which a Covered Company serves as an investment adviser or sub-adviser as defined in Section 2(a)(20) of the 1940 Act. Will also include UCITS, OEICs and UK unit trusts which a Covered Company serves as investment adviser, sub-adviser, manager, or investment manager. A list of all Reportable Funds is included in Appendix B – Reportable Funds.

Reporting Person	With respect to the applicability of the Code to VA includes VA and VF employees, directors, and officers (other than non-employee directors and officers), and any other persons designated by the Code Team. Reporting Person with respect to the applicability of the Code to VIA includes VIA employees, directors, and officers (other than non-employee directors and officers), and any other persons designated by the Code Team.

All references to “Reporting Persons” in the guidelines, prohibitions, restrictions, and duties set forth in this Code should be interpreted to also refer, as the context requires, to Immediate Family Members of Reporting Persons. The Code Team is responsible for maintaining a list of all Reporting Persons and notifying such Reporting Persons of their status.

Reportable Securities Account	Any account that holds Reportable Securities of which you have Beneficial Ownership, other than a Managed Account that holds Reportable Securities and has previously been approved by the Code Team over which you have no direct influence or Control. A Reportable Securities Account is not limited to Reportable Securities accounts maintained at brokerage firms, but also includes holdings of Reportable Securities owned directly by you or an Immediate Family Member or held through a retirement plan of Vident or a former employer.

Reportable Securities Transaction	A Purchase or Sale of a Reportable Security, of which you acquire or relinquish Beneficial Ownership.

Reportable Security/Securities	Any security as defined under Section 2(a)(36) of the 1940 Act or Section 202(a)(18) of the Advisers Act, except that it does not include direct obligations of the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), shares issued by money market mutual funds, shares issued by mutual funds other than the Reportable Funds, shares issued by unit investment trusts that are invested exclusively in one or more mutual fund, none of which are Reportable Funds, or interests in unit-linked life and pension products sold in the UK that are invested exclusively in one or more UK unit trusts or OEICs, none of which are Reportable Funds. “Reportable Security” includes any security issued by registered closed-end funds and ETFs.

Vident Client Accounts	Accounts of investment advisory clients of Covered Companies, including but not limited to investment companies registered under the 1940 Act, UCITS, and OEICs.

APPENDIX B – REPORTABLE FUNDS

PPTY	U.S. Diversified Real Estate ETF

VBND	Vident Core U.S. Bond Strategy ETF

VIDI	Vident International Equity Fund

VUSE	Vident Core U.S. Equity Fund

** A list of all Reportable Funds sub-advised by VIA is available upon request. This list encompasses VIA’s registered investment company accounts that are sponsored and managed by a third-party but sub-advised by VIA. **

APPENDIX C – ADDITIONAL POLICIES AND PROCEDURES

INSIDER TRADING

Background

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any associated person. In the past, the Federal Securities Laws have been interpreted to prohibit the following activities:

●	Trading by an insider while in possession of Material Non-Public Information;

●	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential;

●	Trading by a non-insider who obtained Material Non-Public Information through unlawful means such as computer hacking; and

●	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

What Information is Material?

Many types of information may be considered material, including, without limitation, advance knowledge of:

●	Dividend or earnings announcements;

●	Asset write-downs or write-offs;

●	Additions to reserves for bad debts or contingent liabilities;

●	Expansion or curtailment of company or major division operations;

●	Merger, joint venture announcements;

●	New product/service announcements;

●	Discovery or research developments;

●	Criminal, civil and government investigations, and indictments;

●	Pending labor disputes;

●	Debt service or liquidity problems;

●	Bankruptcy or insolvency;

●	Tender offers and stock repurchase plans;

●	Recapitalization plans; and

●	Major developments in litigation or events that could lead to litigation (e.g., a cyber breach or a data leak).

Information provided by a company could be material because of its expected effect on a particular class of securities, all of a company’s securities, the securities of another company, or the securities of several companies. The prohibition against misusing Material Non-Public Information applies to a wide range of financial instruments including, but not limited to, equities, bonds, warrants, options, futures, forwards, swaps, commercial paper, government-issued securities, and certain types of virtual currency or Cryptocurrency coins or tokens that were created in connection with an ICO. Material information need not relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material. Advance notice of forthcoming secondary market transactions could also be material.

Reporting Persons should consult with the CCO or a Compliance Designee if there is any question as to whether non-public information is material.

What Information is Non-Public?

Once information has been effectively distributed to the investing public, it is no longer non-public. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, there must be adequate time for the public to receive and digest the information. Non-public information does not change to public information solely by selective dissemination. The confirmation by an insider of unconfirmed rumors, even if the information in question was reported as rumors in a public form, may be non-public information. Examples of the ways in which non-public information might be transmitted include, but are not limited to:

●	In person;

●	In writing;

●	By telephone;

●	During a presentation;

●	By email, instant messaging, or Bloomberg messaging;

●	By text message or through Twitter; or

●	On a social networking site such as Facebook or LinkedIn.

Reporting Persons must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Reporting Persons should consult with the CCO or a Compliance Designee if there is any question as to whether material information is nonpublic.

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in Insider Trading, including civil injunctions, disgorgement of profits, and jail sentences. Further, fines for Insider Trading may be levied against individuals and companies in amounts up to three times the profit gained, or loss avoided (and up to $1,000,000 for companies). Vident is not obligated to pay legal fees, penalties, or other costs incurred by Reporting Persons found guilty of insider trading.

Policies and Procedures

Reporting Persons are strictly forbidden from engaging in Insider Trading, either personally or on behalf of Vident. Vident’s Insider Trading Policies and Procedures apply to all Reporting Persons, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Reporting Person is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Reporting Person is a partner unless the Reporting Person has no direct or indirect control over the partnership.

Procedures for Recipients of Material Non-Public Information

If a Reporting Person has questions as to whether they are in possession of Material Non-Public Information, they should inform the CCO or a Compliance Designee as soon as possible. The CCO or a Compliance Designee will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, a Reporting Person:

●	Must immediately report the potential receipt of Material Non-Public Information to the CCO or a Compliance Designee;

●	Must not trade the securities of any company about which they may possess Material Non-Public Information, or derivatives related to the issuer in question;

●	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

●	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the CCO or a Compliance Designee dictates an appropriate course of action.

If the CCO or a Compliance Designee determines that the information is material and non-public, the CCO or a Compliance Designee will update a list of these restricted securities (the “Restricted List”) and ensure coding in ComplianceAlpha to restrict personal trading and the firms’ Order Management Systems (as applicable.) Vident and its Reporting Persons will not place any trades in securities for which it has Material Non-Public Information.

Depending on the relevant facts and circumstances, the CCO or a Compliance Designee may also take some or all the following steps:

●	Review these policies and procedures with the affected Reporting Person(s);

●	Initially ask the affected Reporting Person(s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

●	Periodically ask the affected Reporting Person(s) to sign certifications that they have not improperly shared the information;

●	Require the affected Reporting Person(s) to institute enhanced information security practices;

●	Implement a shared office space policy or clean desk policy outlining appropriate methods of protecting Material Non-Public Information;

●	Change the location of the affected Reporting Person(s)’ workspace(s);

●	Review the emails of the affected Reporting Persons more frequently and/or conduct key word searches of all Reporting Persons’ emails for the information in question;

●	Review these Insider Trading Policies and Procedures with all Reporting Persons;

●	Inform Vident’s other Reporting Persons that the affected Reporting Person(s) may be in possession of Material Non-Public Information;

●	Remind the other Reporting Persons that they should take reasonable steps to avoid inadvertent receipt of the information; and

●	Forbid other Reporting Persons from seeking to obtain the information.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the CCO or a Compliance Designee determines that the information has become public and/or immaterial. At such time, the CCO or a Compliance Designee will update the Restricted List in ComplianceAlpha and the Order Management Systems (as applicable) to indicate the date that trading was allowed to resume and the reason for the resumption.

See the Covered Company’s applicable Information Barriers/Firewalls policies in the Compliance Manuals.

Selective Disclosure

Non-public information about Vident’s investment strategies, trading, and Vident Client Account holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Notwithstanding this, see the Covered Company’s applicable Portfolio Holdings Disclosure Policy.

Reporting Persons must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO or a Compliance Designee. Federal Securities Laws may prohibit the dissemination of such information and doing so may be considered a violation of the fiduciary duty that Vident owes to its Client Accounts.

Relationships with Potential Insiders

Vident’s vendors, including affiliated entities, may possess Material Non-Public Information. Individuals with access to Material Non-Public Information may have an incentive to disclose the information to Vident due to the potential for personal gain. Reporting Persons should be extremely cautious about investment recommendations, or information about issuers, that it receives from any party including affiliated entities, vendors, and/or consultants. Reporting Persons should inquire about the basis for any such recommendations or information and should consult with the CCO or a Compliance Designee if there is any appearance that the recommendations or information are based on Material Non-Public Information. Vident may receive Material Non-Public Information about its client account investment strategies and trading activities.

Vident’s Reporting Persons are prohibited from trading on, or improperly utilizing, Material Non-Public Information obtained from third-party or affiliated investment advisers or sub-advisers.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to Vident’s Code of Ethics, as well as Vident’s expectations regarding appropriate behavior of its Reporting Persons. Reporting Persons are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Reporting Persons of Vident and other market participants and trading counterparties. Reporting Persons should consult with the CCO or a Compliance Designee regarding questions about the appropriateness of any communications.

GIFTS AND ENTERTAINMENT

Background

Reporting Persons may generally give and receive gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive, and do not give the appearance of being designed to improperly influence the recipient.

Policies and Procedures

Guiding Principles

Vident holds its Reporting Persons to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statutes in the U.S. and the UK are broadly written, so Reporting Persons should consult with the CCO or a Compliance Designee if there is even an appearance of impropriety associated with the giving or receipt of anything of value. Reporting Persons should also be familiar with the Covered Company’s Anti-Bribery and Anti-Corruption Policy & Procedures.

Specific Policies and Procedures

Reporting Persons Receipt of Entertainment – Reporting Persons may attend business meals, sporting events and other entertainment events at the expense of a giver, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the Reporting Person’s portion of the entertainment is greater than $250, or the Reporting Person has received entertainment twice or more in a quarter from the same giver or entity, then the Reporting Person must report his or her attendance to the Code Team via ComplianceAlpha.

Reporting Persons Receipt of Gifts – Reporting Persons must report their acceptance of gifts over $100 (either one single gift, or in aggregate on an annual basis) to the Code Team by using ComplianceAlpha. Gifts of cash or cash equivalents may not be accepted.

Except where a Reporting Person is presenting at a conference, Vident expects that it will bear the costs of Reporting Person’s travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than Vident they should be treated as a gift to the Reporting Person for purposes of this policy.

Gifts such as holiday baskets or lunches delivered to Vident’s offices which are received on behalf of Vident and shared with the office do not require reporting. Promotional items valued at less than $100 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats, and umbrellas.

Vident’s Gift and Entertainment Giving Policy – Vident and its Reporting Persons are prohibited from giving gifts or entertainment that may appear lavish or excessive and must obtain approval to give gifts over $100 or entertainment over $250 to any Vident Client Account, investor, prospect, or individual or entity that Vident does, or is seeking to do, business with.

Reporting Persons should seek approval by using ComplianceAlpha. Gifts of cash or cash equivalents may not be offered.

Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by Vident to a labor union or a union official in excess of $250 per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of Vident’s fiscal year. Consequently, Reporting Persons must obtain approval before giving any gifts or entertainment to labor unions or union officials. Pre-clearance must be obtained from the Code Team by using ComplianceAlpha.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – Vident is prohibited from giving gifts or entertainment with an aggregate value exceeding $250 per year to any ERISA plan fiduciary. Consequently, Reporting Persons must obtain approval before giving any gifts or entertainment to ERISA plan fiduciaries from the Code Team by using ComplianceAlpha.

Gifts and Entertainment Given to State and Local Pension Officials – Vident must be mindful that a myriad of state and municipal regulations exist around the exchange of gifts and entertainment with such officials. Accordingly, Reporting Persons must consult with the Code Team before providing any gifts or entertainment in connection with the solicitation of state and municipal pension, and similar plans.

Internal Controls

Gifts and Entertainment Tracking – The Code Team will use ComplianceAlpha to track Reporting Persons’ provision and receipt of gifts and entertainment. The Code Team will not monitor or review their own provision or receipt of gifts and entertainment for compliance with these policies and procedures. Rather, each individual’s provision or receipt of gifts and entertainment will be monitored and reviewed by another Code Team member.

Monitoring Third Parties – The CCO is responsible for assessing whether agreements with third parties should include anti-bribery representations, and for ensuring that any necessary representations are included in executed agreements. The CCO may also require that third parties acting on behalf of Vident attend anti-bribery training sessions. Reporting Persons may not execute agreements with third parties that are reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries without the CCO’s approval.

If a third party is reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries, the CCO will review any expense claims submitted by the third party and may require explanations and supplemental documentation to ensure that the third party has not provided improper gifts or entertainment on Vident’s behalf.

POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS

Background

Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related clients or investors.

Rule 206(4)-5 under the Advisers Act (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

●	Registered investment advisers;

●	Advisers that would be required to register with the SEC but for the “foreign private adviser” exemption provided by Section 203(b)(3) of the Advisers Act, or that are exempt reporting advisers;

●	Firms that solicit clients or investors on behalf of the types of advisers described above; and

●	“Covered Associate” (as defined below) of the entities listed above.

The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. The SEC’s enforcement staff has interpreted contributions to include substantive donations of an adviser’s communication networks and other resources. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.

Restrictions on the Receipt of Advisory Fees

The Pay-to-Play Rule prohibits the receipt of compensation from a government entity for advisory services for two years following a contribution to any official of that “government entity”.1

A “Covered Associate” of an adviser is defined to include:

●	Any general partner, managing member or executive officer, or other individual with a similar status or function;

●	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee; and

●	Any political action committee controlled by the adviser or by any person that meets the definition of a “covered associate.”

However, there is an exception available for contributions from natural persons of $150 per election, or $350 per election if the contributor is eligible to vote in the election. An exception is also available for otherwise prohibited contributions that are returned, so long as the contribution in question is less than $350, is discovered within four months of being given, and is returned within 60 days of being discovered. The exception for returned contributions is available no more than twice per calendar year for advisers with 50 or fewer employees; advisers with more than 50 employees can rely on this exception three times per calendar year. However, an adviser cannot rely on the exception for returned contributions more than once for any particular employee, irrespective of the amount of time that passes between returned contributions.

The restrictions on contributions and payments imposed by the Pay-to-Play Rule can apply to the activities of individuals for the two years before they became covered associates of an investment adviser. However, for covered associates who are not involved in soliciting clients or investors, the look-back period is six months instead of two years.

1 A government entity means any state or political subdivision of a state, including (i) any agency, authority, or instrumentality of the state or political subdivision, (ii) a pool of assets sponsored or established by the state or a political subdivision, agency, authority, or instrumentality thereof, (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the state or political subdivision, agency, authority, or instrumentality thereof, acting in their official capacity.

Restrictions on Payments for the Solicitation of Clients or Investors

The Pay-to-Play Rule prohibits the compensation of any person to solicit a government entity unless the solicitor is an officer or employee of the adviser, or unless the recipient of the compensation (i.e., solicitation fee) is another registered investment adviser or a registered broker-dealer.

However, a registered investment adviser will be ineligible to receive compensation for soliciting government entities if the adviser or its covered associates made, coordinated, or solicited contributions or payments to the government entity during the prior two years.2

Restrictions on the Coordination or Solicitation of Contributions

The Pay-to-Play Rule prohibits an adviser and its covered associates from coordinating or soliciting any contribution or payment to an official of the government entity, or a related local or state political party where the adviser is providing or seeking to provide investment advisory services to the government entity.

Recordkeeping Obligations

The Advisers Act imposes recordkeeping requirements on registered investment advisers that have any clients or known investors in registered investment companies or private funds that fall within the Pay-to-Play Rule’s definition of a “government entity.” Among other things, advisers with “government entity” clients or investors must keep records showing political contributions by “covered associates” and a listing of all “government entity” clients and investors.

Guidance Regarding Bona-Fide Charitable Contributions

Charitable donations to legitimate not-for-profit organizations, even at the request of an official of a government entity, do not implicate the Pay-to-Play Rule.

Applicability of Rule 206(4)-5 to Different Types of Advisory Products and Services Being Offered

The Pay-to-Play Rule applies equally to:

●	Advisers that provide advisory services to a government entity (including, among other things, through the management of a separate account or through an investment in a pooled private fund); and

●	Advisers that manage a registered investment company (such as a mutual fund or ETF) that is an investment option of a plan or program of a government entity.

Policies and Procedures

Political Contributions

Vident has not, and will not, provide advisory services to any “government entities,” so the restrictions on collecting fees from “government entities” that may stem from Reporting Persons political contributions are not expected to affect Vident’s operations.

If a Reporting Person is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the Code Team using ComplianceAlpha. Reporting Persons should be aware that such political contributions include cash donations, as well as substantive donations of Vident’s resources, such as the use of conference rooms or communication systems. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. The Code Team will consider whether the proposed contribution is consistent with restrictions imposed by the Pay-to-Play Rule, and to the extent practicable, the Code Team will seek to protect the confidentiality of all information regarding each proposed contribution.

2 FINRA Rules 2030 (Engaging in Distribution and Solicitation Activities with Government Entities) and 4580 (Books and Records Requirements for Government Distribution and Solicitation Activities) establish “pay-to-play” rules and related rules regulating the activities of member firms that engage in distribution or solicitation activities for compensation with government entities on behalf of investment advisers.

The Code Team will meet with all Reporting Persons to discuss their past political contributions. For the avoidance of doubt, all Reporting Persons are considered “covered associates.” The review will address the contributions for all potential Reporting Persons for the past two years. Any political contribution made will be required to be reported in ComplianceAlpha.

Reporting Persons may make contributions to national political candidates, parties, or action committees without seeking pre- clearance as long as the recipient is not otherwise associated with a state or local political office. However, Reporting Persons must use good judgment in connection with all contributions and should consult with the Code Team if there is any actual or apparent question about the propriety of a potential contribution.

Any political contribution by Vident, rather than its Reporting Persons, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution.

The Code Team will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule using ComplianceAlpha, as well as a list of all Vident Client Accounts and known investors that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

The CCO or a Compliance Designee will not monitor or review their own political contributions for compliance with these policies and procedures. Rather, each individual’s political contributions will be monitored and reviewed by another Code Team member.

Charitable Donations

Vident and Reporting Persons are prohibited from donating to:

●	Any charity with the intention of influencing such charity to become a client, shareholder, or investor; or

●	Any charity at the behest of any client, shareholder, investor, or prospective client.

Reporting Persons should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Public Office

Reporting Persons must obtain written pre-approval from the CCO prior to running for any public office. Reporting Persons may not hold a public office if it presents any actual or apparent conflict of interest with Vident’s business activities.

OUTSIDE BUSINESS ACTIVITIES, PRIOR WORK ARRANGEMENTS, & IDEA-SHARING WEBSITES

Background

Reporting Persons may, under certain circumstances, be granted permission to engage in business activities outside their employment with Vident with public or private corporations (inclusive of serving on boards of directors), registered fund boards of trustees, partnerships, not-for-profit institutions, and other entities. Reporting Person may also be granted permission to engage in mining of digital currencies (or Cryptocurrency). Collectively, the aforementioned business activities and digital currency mining are deemed “Outside Business Activities.” Such activities can expose the participant to potential Material Non-Public Information and can create conflicts of interest or the appearance of conflicts of interest.

Reporting Persons may be subject to compliance risks or conflicts of interest in connection with information or relationships associated with prior employment with other companies.

Policies and Procedures

Outside Business Activities, Directorships

Reporting Persons are prohibited from engaging in Outside Business Activities and making investment decisions on behalf of non-clients unless pre-cleared and approved by the Code Team through ComplianceAlpha. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Reporting Persons must use ComplianceAlpha to seek approval for the Outside Business Activities - verbal requests are not permitted. The Code Team will use ComplianceAlpha to track Reporting Persons’ participation in such Outside Business Activities.

No Reporting Person may utilize property of Vident, or utilize the services of Vident or Reporting Persons, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

A Reporting Person may not participate in any business opportunity that comes to his or her attention as a result of his or her association with Vident and in which he or she knows that Vident might be expected to participate or have an interest, without:

●	Disclosing in writing all necessary facts to the Code Team;

●	Offering the particular opportunity to Vident; and

●	Obtaining written authorization to participate from the Code Team.

Any personal or family interest in any of Vident’s business activities or transactions must be immediately disclosed to the Code Team. For example, if a transaction by Vident may benefit that Reporting Person or a family member, either directly or indirectly, then the Reporting Person must immediately disclose this possibility to the Code Team. Reporting Persons may use ComplianceAlpha to inform the Code Team of any such issues.

No Reporting Persons may borrow from or become indebted to any person, business, or company having business dealings or a relationship with Vident, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and received prior approval from the Code Team. No Reporting Person may use Vident’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

A Reporting Person who is granted approval to engage in an Outside Business Activity must not transmit Material Non-Public Information between Vident and the outside entity. If participation in the Outside Business Activity results in the Reporting Person’s receipt of Material Non-Public Information, the Reporting Person must discuss the scope and nature of the information flow with the Code Team. Similarly, if a Reporting Person receives approval to engage in an Outside Business Activity and subsequently becomes aware of any conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the Code Team.

If a Reporting Person is associated with an Outside Business Activity, such as by serving as an officer or director, the Reporting Person should recuse himself or herself from any decisions regarding that entity’s political contributions. If the Reporting Person believes that the Outside Business Activity’s political contributions could give even the appearance of being related to Vident’s advisory activities or marketing initiatives, the Reporting Person must discuss the matter with the CCO. Any Outside Business Activities by the CCO will be reviewed by the Code Team.

Prior Employment Arrangements

Reporting Persons are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to Vident and to any prior employers. Reporting Persons should discuss any concerns regarding their prior employment with the Code Team. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Reporting Person’s previous employment agreement, and any prior political contributions made by the Reporting Person.

Idea-Sharing Websites

Online investment communities, such as Value Investors Club and SumZero, (“Idea-Sharing Websites”) allow members to share their investment ideas with other market participants.3 Members are generally required to submit a certain number of ideas in order to view investment ideas posted by others. Some Idea-Sharing Websites also provide a messaging feature that allows members to communicate with each other.

Vident’s fiduciary duty obligates it to seek investment opportunities that are consistent with its Vident Client Accounts’ investment objectives. While Vident is aware that the sharing of investment ideas with parties outside the firm presents certain regulatory risks, Vident believes that its Reporting Persons’ membership in Idea-Sharing Websites provides Vident and its clients with a valuable source of investment ideas.

Reporting Persons are strictly prohibited from sharing or seeking Material Non-Public Information through an Idea-Sharing Website or similar services. To prevent the dissemination of problematic content, Reporting Persons must receive written consent from the CCO prior to submitting investment ideas to an Idea-Sharing Website. Such consent will only be granted following the CCO’s determination that the investment idea (1) is not based on material nonpublic information, and (2) would not be appropriate for Vident Client Accounts, or was offered to, and rejected by, the Vident Client Accounts or their portfolio managers. Reporting Persons will use ComplianceAlpha to seek pre-approval for submitting investment ideas. Furthermore, Reporting Persons who use investment ideas submitted by other Idea-Sharing Website members to offer investment advice to Vident Client Accounts must retain copies of such materials in their research files.

Reporting Persons who participate in Idea-Sharing Websites must provide their login credentials to the Code Team, who will periodically monitor their interactions with other Idea-Sharing Website members.

3 Somewhat akin to this are comment sections in periodicals (whether online or in print), social media, and messages boards such as Reddit. This policy extends to such sharing methods and outlets as it pertains to investment ideas and commentary.